Safehold

Press Release

Safehold to Originate New $275 Million Ground Lease at 195 Broadway in New York City

NEW YORK, September 10, 2019

Safehold Inc. (NYSE: SAFE) announced it has entered into a definitive agreement to create a new $275 million modern, customer-friendly Safehold™ ground lease at 195 Broadway in New York City. The transaction is expected to close in the fourth quarter of 2019, and is subject to customary closing conditions.

"Including 195 Broadway, Safehold has announced four deals in the New York City MSA this year totaling approximately $750 million," said Marcos Alvarado, President and Chief Investment Officer. "This transaction exemplifies our platform's expansion strategy; enter new markets, demonstrate how our Safeholds™ work with high quality sponsors, and build on our momentum."

195 Broadway is located a block from the World Trade Center Campus, adjacent to St. Paul's Chapel of Trinity Church and encompasses 1.0 million sq. ft. of office space with an additional approximate 22,000 sq. ft. of retail.

About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Through its modern ground lease capital solution, Safehold helps owners of high quality multifamily, office, industrial, hospitality and mixed-use properties in major markets throughout the United States generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT) and is managed by its largest shareholder, iStar Inc., seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

Company Contact:
Jason Fooks, Senior Vice President of Investor Relations & Marketing

1114 Avenue of the Americas
New York, NY 10036
T 212.930.9400
investors@safeholdinc.com